Exhibit 10.29

Executive Officer Compensation Information

The following table sets forth the annual base salaries for 2011 and 2012 for the executive officers of Seattle Genetics, Inc. (the “Company”). The table below also sets forth the bonuses awarded to the Company’s executive officers for the 2011 fiscal year under the Company’s 2011 Senior Executive Annual Bonus Plan. The 2012 target bonuses (based on a percentage of base salary) for the Company’s executive officers under the Company’s 2012 Senior Executive Annual Bonus Plan are also set forth in the table below.

Name and Title	2011 Base Salary	2011 Bonus	2012 Base Salary		2012 Target Bonus Percentage
Clay B. Siegall, Ph.D.	$660,000	$554,400	$700,000		75%
President & Chief Executive Officer
Todd E. Simpson	$347,450	$183,454	$371,350		45%
Chief Financial Officer
Eric L. Dobmeier	$423,000	$231,804	$442,050		50%
Chief Operating Officer
Thomas C. Reynolds	$412,250	$227,562	$432,900		45%
Chief Medical Officer
Morris Rosenberg	$339,350	$156,780	$352,950		40%
Executive Vice President, Development
Vaughn Himes	$328,150	$153,902	$342,950		40%
Executive Vice President, Technical Operations
Bruce Seeley(1)	$341,000	$140,833	N/A	(1)	N/A (1)
Executive Vice President, Commercial

(1)

Mr. Seeley’s employment with the Company will terminate on March 1, 2012 (the “Termination Date”) pursuant to a Severance and Release Agreement, made effective as of February 23, 2012, between the Company and Mr. Seeley (the “Agreement”). Pursuant to the Agreement, Mr. Seeley will receive a lump sum payment equal to twelve (12) months of his current base salary (which is currently $347,850) plus a cash bonus for 2012 equal to 35% of his current base salary pro-rated for the length of his employment during 2012. In addition, the vesting of Mr. Seeley’s equity awards to purchase shares of the Company’s common stock will accelerate as if Mr. Seeley’s employment had continued for a period of twelve (12) months from the Termination Date. The Company will also pay COBRA benefits through March 1, 2013 for Mr. Seeley.

Director Compensation Information

The following table sets forth the compensation components for non-employee members of the Company’s Board of Directors for 2011 and 2012, including equity awards.

Compensation Element

General Board Service – Cash Retainer	$40,000
General Board Service – Equity
Initial Grant – Number of Shares	25,000
Annual Grant – Number of Shares	17,500
Chair Service – Annual Retainer
Lead Director	$12,000
Audit	$20,000
Compensation	$12,000
Nominating & Governance	$5,000
Committee Member Service – Annual Retainer
Audit	$10,000
Compensation	$6,000
Nominating & Governance	$3,000